Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Presented Data on Potential Mpox Vaccine TNX-801 at World Vaccine Congress Washington 2025

TNX-801 is a single-dose, live virus vaccine in development to protect against mpox and smallpox

TNX-801 protects immunocompromised animals from a lethal challenge with clade IIa monkeypox virus

Durability of TNX-801 vaccination shown by six-month protection of animals from a lethal challenge with rabbitpox

Tolerability of TNX-801 demonstrated in immunocompromised animals by no spreading to blood or tissues, even at high doses

CHATHAM, N.J., April 24, 2025 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a fully-integrated biopharmaceutical company with marketed products and a pipeline of development candidates, presented data in an oral presentation at the World Vaccine Congress Washington 2025, held April 21-24, 2025, in Washington, D.C. The presentation titled, “A Novel Single-Dose, Attenuated Live, Minimally Replicative Mpox Vaccine”, highlighted positive preclinical efficacy data, demonstrating that TNX-801 protected animals from mpox and rabbitpox and was well tolerated, even in immunocompromised animals. A copy of the Company’s presentation is available under the Scientific Presentations tab of the Tonix website at www.tonixpharma.com.

“TNX-801 shows promise as a potential mpox and smallpox vaccine by providing protective immunity to animals with a single-dose,” said Seth Lederman, M.D., Chief Executive Officer of Tonix Pharmaceuticals. “TNX-801 was generally well tolerated, even in immunocompromised animals. The new data show durable six-month protection against a lethal challenge with rabbitpox virus and protection of immunocompromised animals against a lethal challenge with monkeypox clade IIa virus. These new data build upon prior studies showing protection of animals against a lethal challenge with intratracheal clade Ia mpox virus. In all of these studies, after a single dose vaccination, TNX-801 prevented both clinical disease and formation of lesions.”

Dr. Lederman continued, “The ongoing clade IIb mpox epidemic that started in 2022, and the more recent and ongoing clade Ib mpox epidemic, highlight the need for additional vaccine options, particularly single-dose options. Both the 2022 clade IIb and the 2024 clade Ib mpox epidemics have been declared by the World Health Organization (WHO) to be Public Health Emergencies of International Concern (PHEICs). We believe TNX-801 has the potential to make an impact towards preventing mpox and controlling future mpox epidemics.”

TNX-801 is a minimally replicative, live-virus vaccine based on synthesized horsepox that has been shown to provide single-dose immune protection against a monkeypox challenge with better tolerability than 20th century vaccinia live-virus vaccines in animals. In September 2024, Tonix announced that the WHO’s preferred target product profile (TPP), released at the WHO sponsored Mpox Research and Innovation Scientific Conference, aligns with the characteristics of TNX-801. Key elements of the WHO draft TPP include single-dose, durable protection, administration without special equipment, and stability at ambient temperature. Other potential beneficial characteristics include the ability to limit forward transmission, use in case-contact vaccination strategies and suitability for use in immunocompromised individuals.

About TNX-801*

TNX-801 (recombinant horsepox virus) is a single-dose, attenuated, minimally replicative, live virus vaccine based on horsepox in pre-clinical development to prevent mpox and smallpox. Tonix reported positive preclinical efficacy data, demonstrating that TNX-801 vaccination protected non-human primates against lethal challenge with monkeypox. After a single dose vaccination, TNX-801 prevented clinical disease and lesions and decreased shedding in the mouth and lungs of non-human primates. The findings are consistent with mucosal immunity and suggest the ability to block forward transmission, similar to Dr. Edward Jenner’s vaccine, which eradicated smallpox and kept mpox out of the human population. TNX-801 is based on synthesized horsepox which is believed to be more closely related to Dr. Jenner’s vaccine than 20th century vaccinia viruses.6 Smallpox vaccines descended from Jenner’s vaccine used prior to 1900 would be called horsepox by modern nomenclature. TNX-801 is delivered percutaneously with only one dose and therefore may achieve higher rates of community protection than two-dose vaccines by eliminating drop-out between doses and limiting forward transmission. Tonix has received official written response from a Type B pre-Investigational New Drug Application (IND) meeting with the U.S. Food and Drug Administration (FDA) to develop TNX-801 as a potential vaccine to protect against mpox disease and smallpox. Tonix has announced a collaboration with the Kenya Medical Research Institute (KEMRI) to design, plan and seek regulatory approval for a Phase I clinical study of TNX-801 in Kenya. The Company believes TNX-801 has the potential to make a global impact on mpox and the risk of smallpox because of its durable T-cell immune response, the potential to manufacture at scale, and the use of a lower dose than non-replicating vaccines. The FDA-approved non-replicating mpox vaccine Jynneos® requires two doses and provides a relatively short duration of protection. FDA also recently approved ACAM2000, a live, replicating vaccinia vaccine for prevention of mpox. ACAM200 is a clone from DryVax®, a 20th century vaccinia vaccine derived from the NYCBH strain. Pre-clinical results from an mRNA vaccine recently showed some protection from a Clade I monkeypox challenge, but with multiple break-through lesions in vaccinated animals.

About Tonix Pharmaceuticals Holding Corp.*

Tonix is a fully integrated biopharmaceutical company focused on transforming therapies for pain management and vaccines for public health challenges. Tonix’s development portfolio is focused on central nervous system (CNS) disorders. Tonix’s priority is to advance TNX-102 SL, a product candidate for the management of fibromyalgia, for which an NDA was submitted based on two statistically significant Phase 3 studies for the management of fibromyalgia and for which a PDUFA (Prescription Drug User Fee act) goal date of August 15, 2025 has been assigned for a decision on marketing authorization. The FDA has also granted Fast Track designation to TNX-102 SL for the management of fibromyalgia. TNX-102 SL is also being developed to treat acute stress reaction and acute stress disorder under a Physician-Initiated IND at the University of North Carolina in the OASIS study funded by the U.S. Department of Defense (DoD). Tonix’s CNS portfolio includes TNX-1300 (cocaine esterase), a biologic in Phase 2 development designed to treat cocaine intoxication that has FDA Breakthrough Therapy designation, and its development is supported by a grant from the National Institute on Drug Abuse. Tonix’s immunology development portfolio consists of biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is an Fc-modified humanized monoclonal antibody targeting CD40-ligand (CD40L or CD154) being developed for the prevention of allograft rejection and for the treatment of autoimmune diseases. Tonix’s infectious disease portfolio includes TNX-801, a vaccine in development for mpox and smallpox, as well as TNX-4200 for which Tonix has a contract with the U.S. Department of Defense’s (DoD’s) Defense Threat Reduction Agency (DTRA) for up to $34 million over five years. TNX-4200 is a small molecule broad-spectrum antiviral agent targeting CD45 for the prevention or treatment of infections to improve the medical readiness of military personnel in biological threat environments. Tonix owns and operates a state-of-the art infectious disease research facility in Frederick, Md. Tonix Medicines, our commercial subsidiary, markets Zembrace® SymTouch® (sumatriptan injection) 3 mg and Tosymra® (sumatriptan nasal spray) 10 mg for the treatment of acute migraine with or without aura in adults.

* Tonix’s product development candidates are investigational new drugs or biologics. Their efficacy and safety have not been established and have not been approved for any indication.

Zembrace SymTouch and Tosymra are registered trademarks of Tonix Medicines. All other marks are property of their respective owners.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; risks related to the failure to successfully market any of our products; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2025, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Investor Contact

Jessica Morris

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 799-8599

Peter Vozzo

ICR Healthcare

peter.vozzo@icrhealthcare.com

(443) 213-0505

Media Contact

Ray Jordan

Putnam Insights

ray@putnaminsights.com

(949) 245-5432

Indication and Usage

Zembrace® SymTouch® (sumatriptan succinate) injection (Zembrace) and Tosymra® (sumatriptan) nasal spray are prescription medicines used to treat acute migraine headaches with or without aura in adults who have been diagnosed with migraine.

Zembrace and Tosymra are not used to prevent migraines. It is not known if Zembrace or Tosymra are safe and effective in children under 18 years of age.

Important Safety Information

Zembrace and Tosymra can cause serious side effects, including heart attack and other heart problems, which may lead to death. Stop use and get emergency help if you have any signs of a heart attack:

•	discomfort in the center of your chest that lasts for more than a few minutes or goes away and comes back
•	severe tightness, pain, pressure, or heaviness in your chest, throat, neck, or jaw
•	pain or discomfort in your arms, back, neck, jaw or stomach
•	shortness of breath with or without chest discomfort
•	breaking out in a cold sweat
•	nausea or vomiting
•	feeling lightheaded

Zembrace and Tosymra are not for people with risk factors for heart disease (high blood pressure or cholesterol, smoking, overweight, diabetes, family history of heart disease) unless a heart exam shows no problem.

Do not use Zembrace or Tosymra if you have:

•	history of heart problems
•	narrowing of blood vessels to your legs, arms, stomach, or kidney (peripheral vascular disease)

•	uncontrolled high blood pressure
•	hemiplegic or basilar migraines. If you are not sure if you have these, ask your provider.
•	had a stroke, transient ischemic attacks (TIAs), or problems with blood circulation
•	severe liver problems
•	taken any of the following medicines in the last 24 hours: almotriptan, eletriptan, frovatriptan, naratriptan, rizatriptan, ergotamines, or dihydroergotamine. Ask your provider for a list of these medicines if you are not sure.
•	are taking certain antidepressants, known as monoamine oxidase (MAO)-A inhibitors or it has been 2 weeks or less since you stopped taking a MAO-A inhibitor. Ask your provider for a list of these medicines if you are not sure.
•	an allergy to sumatriptan or any of the components of Zembrace or Tosymra

Tell your provider about all of your medical conditions and medicines you take, including vitamins and supplements.

Zembrace and Tosymra can cause dizziness, weakness, or drowsiness. If so, do not drive a car, use machinery, or do anything where you need to be alert.

Zembrace and Tosymra may cause serious side effects including:

•	changes in color or sensation in your fingers and toes
•	sudden or severe stomach pain, stomach pain after meals, weight loss, nausea or vomiting, constipation or diarrhea, bloody diarrhea, fever
•	cramping and pain in your legs or hips; feeling of heaviness or tightness in your leg muscles; burning or aching pain in your feet or toes while resting; numbness, tingling, or weakness in your legs; cold feeling or color changes in one or both legs or feet
•	increased blood pressure including a sudden severe increase even if you have no history of high blood pressure
•	medication overuse headaches from using migraine medicine for 10 or more days each month. If your headaches get worse, call your provider.
•	serotonin syndrome, a rare but serious problem that can happen in people using Zembrace or Tosymra, especially when used with anti-depressant medicines called SSRIs or SNRIs. Call your provider right away if you have: mental changes such as seeing things that are not there (hallucinations), agitation, or coma; fast heartbeat; changes in blood pressure; high body temperature; tight muscles; or trouble walking.
•	hives (itchy bumps); swelling of your tongue, mouth, or throat
•	seizures even in people who have never had seizures before

The most common side effects of Zembrace and Tosymra include: pain and redness at injection site (Zembrace only); tingling or numbness in your fingers or toes; dizziness; warm, hot, burning feeling to your face (flushing); discomfort or stiffness in your neck; feeling weak, drowsy, or tired; application site (nasal) reactions (Tosymra only) and throat irritation (Tosymra only).

Tell your provider if you have any side effect that bothers you or does not go away. These are not all the possible side effects of Zembrace and Tosymra. For more information, ask your provider.

This is the most important information to know about Zembrace and Tosymra but is not comprehensive. For more information, talk to your provider and read the Patient Information and Instructions for Use. You can also visit https://www.tonixpharma.com or call 1-888-869-7633.

You are encouraged to report adverse effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch, or call 1-800-FDA-1088.